UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2014

SEARS HOMETOWN AND OUTLET STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35641	80-0808358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Trillium Boulevard, Suite 501 Hoffman Estates, Illinois	60192
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 286-7000

(Former Name or Former Address, if Changed Since Last Report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2014 the Board of Directors of Sears Hometown and Outlet Stores, Inc. (the “Company”) elected Ryan D. Robinson as the Company’s Senior Vice President and Chief Financial Officer, effective June 16, 2014. Mr. Robinson succeeds Steven D. Barnhart, whose employment as the Company’s Senior Vice President and Chief Financial Officer will end June 13, 2014. Mr. Barnhart will remain with the Company until June 30, 2014 to facilitate an orderly transition.

Mr. Robinson, age 48, served as Chief Financial Officer of Urgent Care MSO, LLC, which operates neighborhood medical centers providing wellness and preventative health care, treatment for illnesses and injuries, and employer services, from June 2012 to March 2014. Prior to that he served in various capacities with Best Buy Co., Inc., a consumer electronics retailer, most recently serving as its Senior Vice President and Chief Financial Officer, US from 2007 to May 2012.

Mr. Robinson will receive an annual base salary of $500,000. He will also receive a payment of $250,000 (gross) to offset expenses incurred by him and expenses incurred by SHO with respect to the sale of his current home, the purchase of a new home in the Chicago area, house-hunting trips, moving household goods, and for related items in his discretion. If he voluntarily terminates his employment prior to the first anniversary of his employment start date other than for Good Reason or if prior to that date the Company terminates his employment for Cause, he will repay to the Company all of this relocation assistance paid or reimbursed to him and all relocation assistance incurred by the Company. “Good Reason” and “Cause” are defined in the Executive Severance Agreement that is described below in this Item 5.02.

Mr. Robinson is entitled to participate in the Company’s 2014 Annual Incentive Plan (“AIP”) with a target award of 100% of his base salary. He is also entitled to participate in the Company’s Long-Term Incentive Program (“LTIP”), and if the Company’s management recommends to the Compensation Committee of the Company’s Board of Directors that it make an LTIP award to any of the Company’s “Named Executive Officers” with respect to SHO’s 2015 fiscal year management will recommend to the Compensation Committee that it make an LTIP award to Mr. Robinson for that year with a value no less than 100% of his base salary.

With respect to SHO’s 2014 fiscal year Mr. Robinson also will receive either, at his election, (a) a one-time $250,000 cash incentive award (gross less the amount, if any, payable to him in accordance with the AIP for 2014) or (b) the amount, if any, payable to him in accordance with the AIP for 2014 plus a one-time $250,000 restricted stock award.

Mr. Robinson also will receive a cash retention bonus of $300,000 (gross). The Company will pay $100,000 of this bonus as soon as administratively possible after his employment start date, $100,000 of this bonus on the first anniversary of his employment start date if he has been actively employed by the Company through that date, and $100,000 of this bonus on the second anniversary of his employment start date if he has been actively employed by the Company through that date. If Mr. Robinson voluntarily terminates his employment other than for Good Reason prior to the first anniversary of his employment start date or if prior to the first anniversary of his employment start date the Company terminates his employment for Cause, he will repay to the Company the full amount of the cash retention bonus paid to him.

Mr. Robinson has entered into an Executive Severance Agreement with the Company dated June 10, 2014. This agreement provides, among other things, that if Mr. Robinson is involuntarily terminated by the Company for any reason other than for Cause, death, or disability, or if he voluntarily terminates his employment for Good Reason, the Company will pay him cash severance equal to (a) one times his annual base salary rate as of the date his employment terminates (the “Date of Termination”) plus (b) but only if the Date of Termination occurs prior to the first anniversary of the date of the Executive Severance Agreement, an amount equal to his target annual incentive under the AIP for the year in which the Date of Termination occurs plus (c) but only if clause (b) of this sentence is not applicable and only if the Date of Termination occurs after the end of a fiscal year and before the payment date of AIP awards for that fiscal year (if any amount is payable), an amount equal to the amount that he would have been paid with respect to his AIP award for that fiscal year if the Date of Termination had occurred after the payment date of AIP awards for that fiscal year. The payments described in the preceding sentence are subject to mitigation. The Executive Severance Agreement also includes non-compete, non-solicitation, and non-disclosure agreements by Mr. Robinson.

A copy of the letter agreement from the Company to Mr. Robinson relating to his employment dated June 10, 2014 and his Executive Severance Agreement with the Company dated June 10, 2014 are attached as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by this reference. The foregoing descriptions of the terms of the letter agreement and the Executive Severance Agreement are qualified in their entirety by reference to their full texts.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The Exhibits listed in the accompanying “Exhibit Index” have been filed as part of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ Charles J. Hansen
Charles J. Hansen
Vice President, General Counsel, and Secretary

Date: June 12, 2014

Exhibit Index

Exhibit Number	Exhibit Description

10.1*	Letter agreement to Ryan D. Robinson dated June 10, 2014

10.2*	Executive Severance Agreement between Sears Hometown and Outlet Stores, Inc. and Ryan D. Robinson dated June 10, 2014

*	Furnished herewith

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